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                                                                   EXHIBIT 23(a)


                       CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the inclusion in this registration statement on Form S-4 (File No. 333- ) of our report, which includes an explanatory paragraph relating to the revised statement of cash flows for the years ended August 31, 1996 and 1995, dated October 7, 1997, except for the first two paragraphs of Note 17 as to which is dated May 21, 1998, on our audits of the consolidated financial statements and financial statement schedule of Laidlaw Environmental Services, Inc. as of August 31, 1997 and 1996, and for each of the three years in the period ended August 31, 1997. We also consent to the references to our firm under the caption "Independent Accountants."

                                                    /s/ COOPERS & LYBRAND L.L.P.


Charlotte, North Carolina
June 22, 1998